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Exhibit (2)(a)

AGREEMENT AND PLAN OF MERGER

by and among

MONACO COACH CORPORATION

SALMON ACQUISITION, INC.

and

SMC CORPORATION

June 23, 2001

i

2.30	Takeover Statutes	27
2.31	Full Disclosure	27
2.32	Rights Agreements	27
2.33	Absence of Certain Payments	27
Article III Representations and Warranties of Parent and Purchaser		28
3.1	Organization and Good Standing	28
3.2	Authorization; Binding Agreement	28
3.3	Governmental Approvals	28
3.4	No Violations	28
3.5	Disclosure Documents	29
3.6	Finders and Investment Bankers	29
3.7	Financing Arrangements	29
3.8	No Prior Activities	29
Article IV Additional Covenants of the Company		29
4.1	Conduct of Business of the Company and the Company Subsidiaries	29
4.2	Termination of Certain Company Plans	32
4.3	Notification of Certain Matters	32
4.4	Access and Information	33
4.5	Shareholder Approval	33
4.6	Reasonable Best Efforts	33
4.7	Public Announcements	34
4.8	Compliance	34
4.9	No Solicitation	34
4.10	SEC and Shareholder Filings	36
4.11	Takeover Statutes	36
4.12	Company Options	36
Article V Additional Covenants of Purchaser and Parent		36
5.1	Further Assurance	36
5.2	Public Announcements	37
5.3	Compliance	37
5.4	Employee Benefit Plans	37
5.5	Indemnification	38
5.6	Voting of Common Shares	38
5.7	Guarantee of Parent	38
Article VI Merger Conditions		39
6.1	Offer	39
6.2	Shareholder Approval	39
6.3	No Injunction or Action	39
6.4	Governmental Approvals	40
6.5	Termination of Company Options	40
Article VII Termination and Abandonment		40
7.1	Termination	40
7.2	Effect of Termination and Abandonment	41
Article VIII Miscellaneous		41
8.1	Confidentiality	41
8.2	Amendment and Modification	42
8.3	Waiver of Compliance; Consents	42
8.4	Survival	42
8.5	Notices	42
8.6	Binding Effect; Assignment	43

ii

8.7	Fees and Expenses	43
8.8	Governing Law	44
8.9	Counterparts	44
8.10	Interpretation	44
8.11	Entire Agreement	44
8.12	Severability	44
8.13	Specific Performance	45
8.14	Third Parties	45
8.15	Disclosure Letter	45
8.16	Jurisdiction	45
8.17	Waiver of Jury Trial	45
	Glossary of Defined Terms	47
	Annex I	A-1

iii

AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement") is made and entered into as of June 23, 2001, by and among Monaco Coach Corporation, a Delaware corporation ("Parent"), Salmon Acquisition, Inc., an Oregon corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), and SMC Corporation, an Oregon corporation (the "Company").

Recitals

    The respective Boards of Directors of the Company, Purchaser and Parent have approved the acquisition by Purchaser of the Company; and

    In furtherance of the acquisition, it is proposed that Purchaser will make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of common stock of the Company ("Common Shares"), for $3.70 per share, or such higher price as may be paid in the Offer (the "Per Share Amount"), subject to any applicable withholding, net to the seller in cash without interest; and

    The respective Boards of Directors of the Company, Purchaser and Parent have each approved the merger (the "Merger") of Purchaser with and into the Company following the Offer in accordance with the laws of the State of Oregon; and

    Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Purchaser, the Company and shareholders of the Company holding a majority of the Common Shares (such shareholders the "Significant Shareholders") are entering into shareholder's agreements pursuant to which such holders have, among other things, agreed to tender all of their Common Shares in the Offer, upon the terms and subject to the conditions set forth in the shareholder's agreements (such shareholder's agreements the "Shareholder's Agreements"); and

    Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Purchaser, the Company and each of the Significant Shareholders are entering into noncompetition agreements pursuant to which the Significant Shareholders have agreed not to compete with Parent or the Company, upon the terms and subject to the conditions set forth in the noncompetition agreements (such noncompetition agreements the "Noncompetition Agreements"); and

    Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, (i) the Company, Mathew M. Perlot and Parent have entered into a letter agreement amending the Retirement Agreement and Mutual Release of Claims dated February 23, 2001 (the "Perlot Amendment"), and (ii) the Company, Curtis W. Lawler and Parent have entered into a letter agreement amending the Retirement Agreement and Appointment as an Employee Advisor dated February 23, 2000 (the "Lawler Amendment") (the Perlot Amendment and the Lawler Amendment, collectively, the "Retirement Agreement Amendments"); and

    The Board of Directors of the Company has approved and recommended acceptance of the Offer and the Merger to the holders of Common Shares and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interest of the holders of Common Shares and recommended that the holders of Common Shares accept the Offer and approve this Agreement and the transactions contemplated hereby; and

    The Company, Purchaser and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby;

    Now, Therefore, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Article I
Tender Offer and Merger

    1.1  The Offer.

      (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and that none of the events set forth in Annex I hereto shall have occurred and be existing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act")) the Offer as promptly as practicable, but in no event later than ten business days following the first public announcement of the Offer, and shall use reasonable best efforts to complete the Offer subject to the terms and conditions of the Agreement. The obligation of Purchaser to accept for payment any Common Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex I hereto. The Per Share Amount payable in the Offer shall be net to each seller in cash, subject to reduction only for any applicable withholding or stock transfer taxes payable by the seller. The Company agrees that no Common Shares held by the Company or any Company Subsidiaries (as defined below) will be tendered pursuant to the Offer.

      (b) Without the prior written consent of the Company, Purchaser shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Common Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I hereto) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of the Common Shares. The Offer shall initially expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with Section 7.1 hereof, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on the date of termination. Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for Common Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; or (iii) if all conditions to Purchaser's obligation to accept for payment and pay for Common Shares are satisfied or waived but the number of Common Shares tendered is less than 90% of the then outstanding number of Common Shares, for an aggregate period of not more than 20 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence. Notwithstanding the preceding sentence, and in addition to the Offer period permitted thereunder, Purchaser may, without the consent of the Company, provide for a subsequent offering period (in accordance with Rule 14d-11 promulgated under the Exchange Act) of up to 20 business days following the expiration of the Offer and the acceptance for payment of all Company Common Shares validly tendered and not withdrawn pursuant to the Offer prior to the expiration of the Offer.

      (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO

  (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable federal securities laws and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC, and Parent and Purchaser shall consider any such comments in good faith.

      (d) Upon the terms and subject to the conditions of the Offer, Purchaser shall accept for payment and pay for Common Shares as soon as permitted under the terms of the Offer and applicable law.

    1.2  Company Action.

      (a) The Company hereby approves and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held on June 22, 2001, at which each of the Directors was present, duly approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, recommended that shareholders of the Company accept the Offer, tender their Common Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company. The Company hereby consents to the inclusion in the Offer Documents of such recommendation of the Board of Directors of the Company. The Company represents that its Board of Directors has received the written opinion (the "Fairness Opinion") of McDonald Investments Inc. (the "Financial Advisor") that the proposed consideration to be received by the holders of Common Shares pursuant to the Offer and the Merger is fair to the holders from a financial point of view.

      (b) The Company shall file with the SEC, as promptly as practicable after the filing by Parent of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable federal securities laws. The Company shall mail such Schedule 14D-9 to the shareholders of the Company as promptly as practicable after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors of the Company described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and disseminated to holders of Common Shares to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider any such comments in good faith.

      (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Purchaser with mailing labels containing the names and addresses of all record holders of Common Shares and security position listings of Common Shares held in stock depositories, each as of a recent date, and shall promptly furnish Purchaser with the additional information reasonably available to the Company, including updated lists of shareholders, mailing labels and security position listings, and such other information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Common Shares. Subject to the requirements of applicable law and except as necessary to disseminate the Offer Documents and otherwise for the purpose of effecting the transactions contemplated hereby, Parent and Purchaser shall hold in confidence the materials furnished pursuant to this Section 1.2(c) , use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement is terminated, as promptly as practicable return to the Company such materials and all copies thereof in the possession of Parent and Purchaser.

    1.3  Directors.

    Promptly upon the purchase by Parent of Common Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Securities Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Common Shares as are accepted for payment pursuant to the Offer, but excluding Common Shares held by the Company) bears to the number of Common Shares outstanding. At such time, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3 and to cause Parent's designees so to be elected; provided, however, that, in the event that Parent's designees are elected to the Board of Directors of the Company, until the Effective Time (as hereinafter defined) the Board of Directors of the Company shall have at least two directors who are directors on the date hereof, one of whom will be Mathew M. Perlot and one of whom will be a director who is neither an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (such directors, the "Independent Directors"). Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Securities Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or in an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) the information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply the Company, and be solely responsible for, any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, subsequent to the election of the directors designated by Parent referred to in the first sentence of this Section 1.3 to the Company's Board of Directors and prior to the Effective Time, the unanimous vote of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder, (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors of the Company, or (v) amend the Company's Restated Articles of Incorporation or the Company's Restated Bylaws, each as in effect on the date of this Agreement.

    1.4  The Merger.

    Upon the terms and subject to the conditions of this Agreement, the Merger shall be completed in accordance with the Oregon Business Corporation Act (the "Oregon Code"). At the Effective Time (as defined in Section 1.5 hereof), upon the terms and subject to the conditions of this Agreement, Purchaser shall be merged with and into the Company in accordance with the Oregon Code and the separate existence of Purchaser shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Oregon as a direct subsidiary of Parent. The parties shall prepare and execute articles of merger (the "Articles of Merger") that comply in all respects with the requirements of the Oregon Code and with the provisions of this Agreement.

    1.5  Effective Time.

    The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of Oregon in accordance with the applicable provisions of the Oregon Code or at such later time as may be specified in the Articles of Merger. As soon as practicable after all of the conditions set forth in Article VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties hereto shall cause the Merger to become effective. Parent and the Company shall mutually determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time," and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

    1.6  Conversion of Common Shares.

    At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the securities specified below:

      (a) Each Common Share issued and outstanding immediately before the Effective Time (other than any Dissenting Shares (as hereinafter defined) and Common Shares to be canceled pursuant to Section 1.6(b)) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Common Share in accordance with Section 1.8 hereof. From and after the Effective Time, the holders of certificates evidencing ownership of Common Shares outstanding immediately before the Effective Time shall cease to have any rights with respect to such Common Shares except as otherwise provided for herein or by applicable Law (as defined below).

      (b) Each Common Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto.

      (c) The shares of Purchaser common stock outstanding immediately prior to the Merger shall be converted into 1,000 shares of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

    1.7  Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary, any Common Shares issued and outstanding immediately before the Effective Time and held by a holder who has demanded and perfected a demand for appraisal of Common Shares in accordance with the Oregon Code (including but not limited to Sections 60.561 - 60.581 thereof), and as of the Effective Time has neither effectively withdrawn nor lost the right to such appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive cash pursuant to Section 1.6 hereof, but the holder thereof shall be entitled to only such rights as are granted by the Oregon Code.

      (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Common Shares who demands appraisal of Common Shares under the Oregon Code shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's Common Shares shall automatically be converted into and represent only the right to receive cash as provided in Section 1.6 hereof, without interest thereon, upon surrender of the certificate or certificates representing such Common Shares.

      (c) The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Common Shares, withdrawals of such demands and any other instruments served pursuant to the Oregon Code received by the Company after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Oregon Code. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

    1.8  Surrender of Common Shares.

      (a) Before the Effective Time, Purchaser shall appoint Wells Fargo or such other commercial bank or trust company designated by Purchaser and reasonably acceptable to the Company to act as exchange agent hereunder (the "Exchange Agent") for the payment of the Per Share Amount upon surrender of certificates representing the Common Shares. All of the fees and expenses of the Exchange Agent shall be borne by Purchaser.

      (b) Parent shall cause the Surviving Corporation to provide the Exchange Agent with cash in amounts necessary to pay for all of the Common Shares pursuant to Section 1.8(c) hereof when and as such amounts are needed by the Exchange Agent.

      (c) On the Closing Date, Purchaser shall instruct the Exchange Agent to mail to each holder of record of a certificate representing any Common Shares canceled upon the Merger pursuant to Section 1.6(a) hereof, within five business days of receiving from the Company a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. Each holder of a certificate or certificates representing any Common Shares canceled upon the Merger pursuant to Section 1.6(a) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending one year after the Effective Time. Upon the surrender of certificates representing the Common Shares, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Common Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

      (d) If payment of cash in respect of canceled Common Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

      (e) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Common Shares shall be made thereafter, other than transfers of Common Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 1.6(a).

      (f)  The Per Share Amount paid in the Merger shall be net to the holder of Common Shares in cash, and without interest thereon subject to reduction only for any applicable withholding or stock transfer taxes payable by such holder.

      (g) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Common Shares (other than certificates representing Dissenting Shares and certificates representing Common Shares held directly or indirectly by Purchaser or Parent) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the aggregate Per Share Amount relating thereto, without any interest thereon.

      (h) None of the Company, Parent, Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Common Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

    1.9  Options.

    Each option outstanding immediately prior to the Effective Time to purchase Common Shares (a "Company Option"), under the Company's 1994 Stock Incentive Plan (as amended to date) (the "1994 Plan") or any other stock option plan or agreement of the Company, whether or not then vested or exercisable, shall at the Effective Time be automatically converted in its entirety into and represent solely the right to receive an amount in cash equal to the positive difference, if any, between the Per Share Amount and the per share exercise price of the Company Option multiplied by the number of Common Shares for which the Company Option was exercisable immediately prior to the Effective Time, subject to reduction only for any applicable withholding taxes. Except with respect to the right to receive an amount in cash as set forth in the preceding sentence, each such Company Option shall at the Effective Time be automatically cancelled and terminated and of no further force or effect, and except as set forth in the preceding sentence the holder thereof shall receive no consideration in connection with such cancellation and termination.

    1.10  Articles of Incorporation and Bylaws.

    Subject to Section 5.5 hereof, unless otherwise determined by Parent prior to the Effective Time, at and after the Effective Time (a) the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the Oregon Code and such Articles of Incorporation; provided, however, that (i) Article II shall be amended and restated in its entirety to provide that the capital stock of the Surviving Corporation shall consist solely of 1,000 shares of common stock; and (b) the Bylaws of the Surviving Corporation shall be the Restated Bylaws of Purchaser in effect at the Effective Time (subject to any subsequent amendments).

    1.11  Directors and Officers.

    At and after the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation.

    1.12  Other Effects of Merger.

    The Merger shall have all further effects as specified in the applicable provisions of the Oregon Code.

    1.13  Proxy Statement.

      (a) Following the completion of the Offer and if required by the Securities Exchange Act because action by the Company's shareholders is necessary in order to complete the Merger, the Company shall prepare and file with the SEC and, when cleared by the SEC, shall mail to shareholders, a proxy statement in connection with a meeting of the Company's shareholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated hereby and thereby (the "Company Proposals"), or an information statement, as appropriate, satisfying all requirements of the Securities Exchange Act (such proxy or information statement in the form mailed by the Company to its shareholders, together with any and all amendments or supplements thereto, is herein referred to as the "Proxy Statement").

      (b) Parent will furnish the Company with such information concerning Parent and its subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable laws. Parent agrees promptly to advise the Company if, at any time prior to the meeting of shareholders of the Company referenced herein, any Parent Information (as defined below) in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company.

      (c) The Company and Parent agree to cooperate in making any preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 or Rule 14c-5, as applicable, under the Securities Exchange Act.

      (d) The Company shall provide Parent for its review a copy of the Proxy Statement prior to each filing thereof, with reasonable time and opportunity for such review. Parent authorizes the

  Company to utilize in the Proxy Statement the information concerning Parent and its subsidiaries provided to the Company in connection with, or contained in, the Proxy Statement.

    1.14  Additional Actions.

    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Company and Purchaser shall be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

    1.15  Merger Without Meeting of Shareholders.

    Notwithstanding the foregoing provisions of this Article I, if Purchaser, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Common Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 60.491 of the Oregon Code.

    1.16  Lost, Stolen or Destroyed Certificates.

    If any certificates representing shares of Common Shares shall have been lost, stolen or destroyed, the Exchange Agent shall make such payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    1.17  Material Adverse Effect.

      (a) When used in connection with the Company or any Company Subsidiaries (as defined below) or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other similar changes, effects or circumstances that have occurred during the period relevant to the determination of such Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and any Company Subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that effects of changes that arise from (i) any changes in economic, regulatory, or political conditions generally, (which changes do not disproportionately affect the Company in a material way), (ii) the United States securities markets, (iii) compliance with this Agreement or pendency or completion of the transactions contemplated by this Agreement and (iv) the effect of the public announcement of the transactions contemplated hereby, including any effect on customers or employees of the Company, shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur.

      (b) The failure of a representation or warranty to be true and correct, either individually or together with the failure of other representations or warranties to be true and correct, shall be deemed to have a Material Adverse Effect if (i) the business, assets (including intangible assets), financial condition, results of operations, or prospects of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, are or would reasonably be expected to be materially worse than if such representation or warranty had been true and correct, (ii) in the case of the Company, such representation or warranty materially misstates the capitalization of the Company and/or its subsidiaries or (iii) the failure of such representation or warranty to be true and correct materially and adversely affects the ability of the Company or Parent, as the case may be, to timely complete the transactions contemplated by this Agreement.

Article II
Representations and Warranties of the Company

    The Company represents and warrants to Parent and Purchaser that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from the Company to Parent (the "Company Disclosure Letter"):

    2.1  Organization and Good Standing.

    The Company and each wholly or partly owned subsidiary of the Company (the "Company Subsidiaries") is a corporation duly organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Restated Articles of Incorporation and Restated Bylaws, as currently in effect, of the Company.

    2.2  Capitalization.

    As of the date hereof, the authorized capital stock of the Company consists of (A) 30,000,000 Common Shares and (B) 5,000,000 shares of preferred stock (the "Preferred Shares"). As of the date hereof, (i) 5,745,599 Common Shares are issued and outstanding, (ii) no shares of Preferred Shares are issued and outstanding, and (iii) no more than 1,400,000 Common Shares are reserved for future issuance pursuant to outstanding Company Options, pursuant to which options to purchase 733,000 shares are exercisable as of the date hereof and options to purchase zero (0) shares become exercisable on or after that date at prices below the Per Share Price. No other capital stock of the Company is authorized or issued other than shares that may be issued upon the exercise of options granted under the 1994 Plan. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Company Securities Filings (as hereinafter defined) filed prior to the date of this Agreement or as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the Company Securities Filings filed prior to the date of this Agreement, there are no obligations, contingent or other, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Shares or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Company Subsidiary or any other entity.

    2.3  Subsidiaries.

    Section 2.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation of each Company Subsidiary, each of which is wholly owned by the Company. Except as set forth in Section 2.3 of the Company Disclosure Letter, all of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in Section 2.3 of the Company Disclosure Letter, free and clear of any claim, lien, encumbrance or security interest with respect thereto. All of the outstanding shares of capital stock of each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section 2.3 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $50,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

    2.4  Authorization; Binding Agreement.

    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Shareholder's Agreements and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Shareholder's Agreements and the completion of the transactions contemplated by this Agreement, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Shareholder's Agreements or to complete the transactions contemplated by this Agreement (other than adoption of this Agreement by the holders of Common Shares with voting power equal to a majority of the voting power of all outstanding Common Shares, if required, in accordance with the Oregon Code). This Agreement and the Shareholder's Agreements have been duly and validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (the "Enforceability Exceptions").

    2.5  Governmental Approvals.

    No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority"), on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this

Agreement or the completion by the Company of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of Oregon in accordance with the Oregon Code, (ii) filings with the SEC, (iii) any necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iv) filings pursuant to the rules and regulations of The Nasdaq Stock Market ("Nasdaq") and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

    2.6  No Violations.

    Except as set forth in Section 2.6 of the Company Disclosure Letter, the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Restated Articles of Incorporation or Restated Bylaws of the Company or similar documents of any of the Company Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any Company Material Contract (as defined below), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, violate any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its assets or properties are subject, except, in the case of each of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

    2.7  Company Securities Filings.

    The Company has made available to Parent true and complete copies of (i) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, as filed with the SEC, (ii) its Annual Report on Form 10-K and 10-K/A for the Fiscal Year ended December 31, 2000, as filed with the SEC, (iii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since July 1, 1996 as filed with the SEC, and (iv) all other reports, statements and registration statements and amendments thereto (including, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case as amended) filed by the Company with the SEC since July 1, 1996. The reports and statements set forth in clauses (i) through (iv) above, and those subsequently provided or required to be provided pursuant to this Section 2.7, are referred to collectively herein as the "Company Securities Filings." Except as set forth in Section 2.7 of the Company Disclosure Letter, as of their respective dates, or as of the date of the last amendment thereof, if amended after filing, the Company Securities Filings were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, or the Securities Exchange Act, as the case may be, and none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    2.8  Company Financial Statements.

    The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

    2.9  Absence of Certain Changes or Events.

    Except as set forth in Section 2.9 of the Company Disclosure Letter, from March 31, 2001 through the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company; (iii) any material damage or loss to any material asset or property, whether or not covered by insurance; (iv) any change by the Company in accounting principles or practices; (v) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of the Company, except in the ordinary course of business; or (vii) any other action or event, involving an amount exceeding $150,000, that would have required the consent of Parent pursuant to Section 4.1 hereof had such action or event occurred after the date of this Agreement.

    2.10  No Undisclosed Liabilities.

    Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section 2.10 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or other), except liabilities (a) adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) at March 31, 2001 included in the Company's Quarterly Report on Form 10-Q (the "2001 Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 2001 Balance Sheet, (c) incurred since March 31, 2001 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) payments under the WARN Act associated with the closure of the Harney facility in Hines, Oregon.

    2.11  Compliance with Laws.

    Except as set forth in Section 2.11 of the Company Disclosure Letter, the business of the Company and each of the Company Subsidiaries and the assets of the Company and each of the Company Subsidiaries (including, without limitation, all Owned Properties and all Leased Properties) have been operated, used and occupied in compliance with all Laws applicable thereto, including without limitation the WARN Act, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect.

    2.12  Permits.

    Except as set forth in Section 2.12 of the Company Disclosure Letter, (i) the Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations from Governmental Authorities required in connection with the operation of their respective businesses properties and assets (including, without limitation, all Owned Properties and all Leased Properties) (collectively, but excluding Environmental Permits, the "Company Permits"), (ii) neither the Company nor any Company Subsidiary is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in the case of each of clauses (i), (ii) and (iii) above, those the absence or violation of which would not reasonably be expected to have a Material Adverse Effect.

    2.13  Litigation.

    Except as disclosed in the Company Securities Filings filed prior to the date of this Agreement or Section 2.13 of the Company Disclosure Letter, there is no suit, action or proceeding (collectively, but excluding Environmental Claims, "Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any Company Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Section 2.13 of the Company Disclosure Letter sets forth a list of all Litigation and of all such judgments, decrees, injunctions, rules and orders of any Governmental Authority under which the Company or any Company Subsidiary has any current obligations.

    2.14  Contracts.

    Section 2.14 of the Company Disclosure Letter includes, as of the date hereof, a list of the Company's material contracts (the "Company Material Contracts") which includes (i) all loan agreements, indentures, mortgages, deeds of trust, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $150,000 to which the Company or any Company subsidiary is a party or by which any of them is bound; (ii) all other contracts, agreements, commitments or other understandings or arrangements other than those addressed in Section 2.15 to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any Company Subsidiary of less than $150,000 over the term of such contract, commitment, agreement, or other understanding or arrangement, except for purchases of inventory in the ordinary course of business; and (iii) all Leases (as hereinafter defined). The Company is not a party to any agreements to acquire in the future the stock or substantially all the assets of another person. Except as disclosed in Section 2.14 of the Company Disclosure Letter or in the Company Securities Filings filed prior to the date of this Agreement, all such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions, and neither the Company nor any Company Subsidiary is in violation or breach of or default under any such Company Material Contract (nor, to the knowledge of the Company, has any event or condition occurred which, with the giving of notice or the passage of time or both, would reasonably be expected to constitute such a violation, breach or default), except where the failure to be in full force and effect or where such violation or breach would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no party (other than the Company or Company Subsidiaries) is in default, violation or breach of any Company Material Contract (nor, to the knowledge of the Company, has any event or condition occurred which, with the giving of notice or the passage of time or both, would reasonably be likely to constitute such a violation, breach or default) where such violation or breach would reasonably be expected to have a Material Adverse Effect.

    2.15  Employee Benefit Plans.

      (a) Section 2.15(a) of the Company Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, retention, change-in-control and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant who is an individual or an individual doing business in a corporate form (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder or Section 4001(a)(14) or (b) of ERISA, or any Company Subsidiary, with respect to which the Company has or could have any current (actual or contingent) liability (together for purposes of this Section 2.15, the "Employee Plans"). Prior to the date of this Agreement, the Company has provided or made available to Parent copies of (i) each such written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, amendments, administrative service agreements and group annuity contracts, and any material communications to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter, (v) all correspondence to or from any governmental agency relating to any Employee Plan, (vi) all forms and related notices required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") (or such forms and notices as required under comparable law), (vii) the three (3) most recent plan years discrimination tests for each Employee Plan, and (viii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

      (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA), none of the Employee Plans is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA, and neither the Company nor any Company Subsidiary has ever maintained, participated in or contributed to any multi-employer plan; (ii) to the knowledge of the Company, no "party in interest" or "disqualified person" (as defined in

  Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code, except for any such tax, penalty or liability that would not reasonably be expected to result in a Material Adverse Effect; (iii) to the knowledge of the Company, no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except where such breach would not reasonably be expected to result in a Material Adverse Effect; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Internal Revenue Service (the "IRS") or the Secretary of the Treasury), except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; and the Company and each Company Subsidiary have performed all obligations required to be performed by them under, are not in default under or in violation of any Employee Plan except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) all contributions required to be made with respect to any Employee Plan pursuant to the terms of the Employee Plan have been made on or before their due dates except for any failure to make contributions that would not reasonably be expected to result in a Material Adverse Effect; (vi) no facts exist or have existed under which the Company or any ERISA Affiliate could incur any liability under Title IV of ERISA; (vii) there are no complaints, charges or claims against the Company pending or, to the knowledge of the Company, threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee; (viii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan; (ix) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (x) each Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Purchaser, Company or any Company Subsidiary (other than ordinary administration expenses); (xi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened by the IRS or DOL with respect to any Employee Plan; and (xii) neither the Company nor any Company Subsidiary is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4976 through 4980 of the Code.

      (c) Section 2.15(c) of the Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer or director of the Company or any Company Subsidiary who holds (i) any option to purchase Common Shares as of the date hereof, together with the number of shares of Common Shares subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Common Shares that are restricted as a result of an agreement with or stock plan of the Company; and (iii) any other right, directly or indirectly, to receive Common Shares, except as otherwise disclosed in Section 2.15 of the Company Disclosure Letter, together with the number of shares of Company Stock subject to such right. Section 2.15(c) of the Company Disclosure Letter also sets forth the total number of any such ISOs and any such nonqualified options and other such rights. All such options are fully vested and exercisable. This Agreement and the transactions contemplated hereby will not have the effect, under any of the Employee Plans or otherwise, of causing any acceleration in vesting or exercisability of any options or other rights to purchase shares of capital stock of the Company which might be granted after the date of execution of this Agreement.

      (d) Unless otherwise disclosed in Section 2.15(a) of the Company Disclosure Letter, Section 2.15(d) of the Company Disclosure Letter sets forth a true and complete list of (i) all employment agreements with each current or former employee, officer or director of the Company or any of the Company Subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of the Company Subsidiaries to make cash payments in an amount exceeding $75,000; (iii) all agreements which individually or in the aggregate are or could be material with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Plans; (iv) all officers of the Company or any of the Company Subsidiaries who have executed a non-competition agreement with the Company or any of the Company Subsidiaries; (v) all severance agreements, programs and policies of the Company or any of the Company Subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $100,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of the Company with its officers or employees which contain change in control provisions.

      (e) (i) Except as set forth in Section 2.15(e) of the Company Disclosure Letter, no Employee Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company Stock; and (ii) the execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, employment agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any Company Subsidiary except as otherwise provided in Section 1.9 hereof or disclosed in Section 2.15(e) of the Company Disclosure Letter. The Company will take all actions within its control to ensure that all actions required to be taken by a fiduciary of any Employee Plan in order to effectuate the transaction contemplated by this Agreement shall comply with the terms of such Plan, ERISA and other applicable laws. The Company will take all actions within its control to ensure that all actions required to be taken by a trustee of any Employee Plan that owns Company Stock shall have been duly authorized by the appropriate fiduciaries of such Plan and shall comply with the terms of such Plan, ERISA and other applicable laws.

      (f)  Except as set forth in Section 2.15(f) of the Company Disclosure Letter, the Company maintains no Employee Plan covering non-U.S. employees.

      (g) The Company has fiduciary liability insurance of at least $500,000 in effect covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

      (h) Neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (i)  Neither the Company nor any Company Subsidiary has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

      (j)  Unless otherwise disclosed in Section 2.15(a) of the Company Disclosure Letter, no payment or benefit which will or may be made by the Company or any Company Subsidiary with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

      (k) The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

      (l)  No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any employees. Except as set forth in Section 2.15(l) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any Company Subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.15(l) of the Company Disclosure Letter, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company.

    2.16  Taxes and Returns.

      (a) Except as set forth in Section 2.16(a) of the Company Disclosure Letter, the Company and each of the Company Subsidiaries have timely filed (including extensions), or have caused to be timely filed (including extensions), all material Tax Returns (as defined below) required to be filed by the Company or such Company Subsidiary. All such Tax Returns are true, complete and correct in all material respects, and the Company and each of the Company Subsidiaries have timely paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Tax (as defined below) required to be paid, collected or withheld, other than amounts contested in good faith for which the Company has established adequate reserves that are reflected on the Company Financial Statements and which are contested in good faith. Except as set forth in Section 2.16(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has been notified in writing by any Governmental Authority of material claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged Tax deficiency (other than claims or assessments contested in good faith for which the Company has established adequate reserves that are reflected on the Company Financial Statements and which are being contested in good faith). Neither the Company nor any of the Company Subsidiaries has executed any waivers or extensions of any applicable statute of limitations relating to assessment of a material amount of Tax. There are no liens for material amounts of Tax on the assets of the Company or any of the Company Subsidiaries, except for statutory liens for current amounts of Tax not yet due and payable.

      (b) For purposes of this Agreement, the term "Tax" shall mean any (i) federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, unemployment, disability, wealth, stamp, severance, environmental, customs duties, occupation, registration, windfall profits, estimated, alternative or add-on minimum or ad valorem tax or any other tax of any kind whatsoever (whether or not measured in whole or part by net income and including any fee or assessment or other charge in the nature of or in lieu of any tax), together with any interest or penalty (whether disputed or not) imposed thereon by any Governmental Authority; and (ii) any liability for the payment of any amount described in clause (i) of this sentence as a result of the Company or a Company Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Effective Date and any interest, penalties and additions to taxes of any kind whatsoever and any liability in respect of any tax as a result of being a member of an affiliated, consolidated, combined, unitary or similar group. The term "Tax Return" shall mean a report, return, declaration or other information return relating to Taxes and required to be filed with a governmental entity, including any schedules and amendments thereto.

      (c) Except as set forth in Section 2.16(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal Tax Return, other than with respect to the Company and the Company Subsidiaries. Neither the Company nor any of the Company subsidiaries has entered into any sale leaseback or any leveraged lease transaction that does not satisfy the requirements of Revenue Procedure 75-21. Neither the Company nor any of the Company Subsidiaries has agreed or is required, as a result of a change in method of accounting or otherwise, to make any adjustment to taxable income pursuant to Section 481 of the Code. Neither the Company nor any of the Company Subsidiaries currently is liable for the Tax liability of any other person, or currently is under any contractual obligation to indemnify any person with respect to any amount of Tax (except for customary agreements to indemnify lenders or security holders with respect to amount of Tax), or is a party to any tax sharing agreement. Neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that could result (taking into account the transactions contemplated by this Agreement) in payment of an "excess parachute payment" within the meaning of Section 280G of the Code. Neither the Company nor any of the Company Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code. Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code. Neither the Company nor any of the Company Subsidiaries will be required to include any item of income or exclude an item of deduction for any taxable period ending after the execution date of this Agreement as a result of (i) a "closing agreement" as described in Section 7121 of the Code (or similar provision of state, local or foreign law) executed on or prior to the Effective Date, or (ii) any deferred intercompany gain or any excess loss account pursuant to the Treasury Regulations under Section 1502 of the Code.

      (d) The amount of net operating losses (as defined in Section 172 of the Code) of the Company and the Company Subsidiaries as of the end of the fiscal year ended December 31, 2000 is as set forth in the Company's financial statements for such year.

    2.17  Intellectual Property.

      (a) Section 2.17(a) of the Company Disclosure Letter sets forth a list of (i) all patents and patent applications owned by the Company and/or each of the Company Subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company and/or each of its subsidiaries worldwide; (iii) all copyright registrations and copyright applications owned by the Company and/or each of the Company Subsidiaries worldwide; and (iv) all licenses in which the Company and/or any of the Company Subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 2.17 of the Company Disclosure Letter which are material to the Company or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company except for any licenses of software programs that are commercially available "off the shelf."

      (b) The Company or the Company Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use, all patents, trademarks, trade names, service marks, trade dress, slogans, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and the Company Subsidiaries as currently conducted (the "Company Intellectual Property Rights"), except for any such failures to own, be licensed or possess that would not reasonably be expected to have a Material Adverse Effect.

      (c) Except as disclosed in Section 2.17(c) of the Company Disclosure Letter, the Company and/or each Company Subsidiary has made all necessary filings and recordations for the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications set forth in Section 2.17(a) of the Company Disclosure Letter, except where the failure to make such filings or recordations would not reasonably be expected to have a Material Adverse Effect. There are not currently pending, and to the knowledge of the Company there are no valid grounds for, any bona fide claims (i) that the business of the Company or any of the Company Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company or any of the Company Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of the Company Subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights; or (iv) challenging the license or legally enforceable right to use of any third-party patents, trademarks, service marks and copyrights by the Company or any of the Company Subsidiaries, except, in the case of each of clauses (i), (ii), (iii) and (iv) above, for matters that, if determined adversely to the Company, would not reasonably be expected to have a Material Adverse Effect.

      (d) Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section 2.17 of the Company Disclosure Letter, to the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company

  Intellectual Property by any third party, including any employee or former employee of the Company or any of the Company Subsidiaries.

      (e) For purposes of this Section 2.17, the parties agree that the phrase "to the knowledge of the Company" will not be deemed to impose any obligation on the Company to conduct a patent, trademark or copyright search.

    2.18  Disclosure Documents.

    The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or first sent to shareholders or at the time of the Company's shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation or warranty is being made by the Company with respect to the Parent Information (as defined below) included in the Proxy Statement. The Schedule 14D-9 will comply in all material respects with the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Schedule 14D-9. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents are filed with the SEC and are first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    2.19  Labor Matters.

    Except as set forth in the Company Securities Filings filed prior to the date of this Agreement or Section 2.19 of the Company Disclosure Letter, (i) there are no controversies pending or, or to the knowledge of the Company threatened, between the Company or any of the Company Subsidiaries and any of their respective employees; (ii) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, nor, as of the date of this Agreement, does the Company or any of the Company Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of the Company Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

    2.20  Limitation on Business Conduct.

    Neither the Company nor any of the Company Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any entity.

    2.21  Title to Property.

      (a) Section 2.21(a) of the Company Disclosure Letter sets forth a list of all real property owned by the Company or any Company Subsidiaries (the "Owned Property"). Except as set forth in Section 2.21(a) of the Company Disclosure Letter, the Company and each of the Company Subsidiaries owns the Owned Property and the assets that it purports to own free and clear of all liens, charges, mortgages, deeds of trust, pledges, options, rights, leases, restrictions, security interests or encumbrances of any kind ("Liens"), except for statutory Liens which arise in the ordinary course of business, are not material in amount, and do not materially impair the Company's or the Company Subsidiaries' ownership or use of such Owned Property or assets, and Liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP. Except as set forth in Section 2.21(a) of the Company Disclosure Letter, with respect to the Leased Property (as defined below), the Company, the Company Subsidiaries, and to the knowledge of the Company each of the other parties thereto, is in material compliance with such leases, and the Company or the Company Subsidiaries, as the case may be, hold a valid leasehold interest free of any Liens, except those referred to above. The rights, properties and assets presently owned, leased or licensed by the Company and the Company Subsidiaries include all rights, properties and assets necessary to permit the Company and the Company Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

      (b) Section 2.21(b) of the Company Disclosure Letter is a complete and accurate list of all leases, licenses and other agreements or arrangements for the Company's or any Company Subsidiaries' use or occupancy of any real property ("Leases") (including the property address, landlord, aggregate monthly rent, date of lease, commencement date, expiration date, and approximate square footage of premises). Each premises subject to a Lease is referred to herein as a "Leased Property". The Company has provided Parent with true, complete and correct copies of each Lease; no term or condition of any Lease has been modified, amended or waived except as shown in such copies; each Lease constitutes the entire agreement between the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to the Company's or any of the Company Subsidiaries' (as applicable) use or occupancy of any of the Leased Properties except as set forth in Section 2.21(b) of the Disclosure Letter. Except as set forth in Section 2.21(b) of the Disclosure Letter, the Company has not transferred, mortgaged or assigned any interest in any Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any Leased Property to any other person or entity. Each Lease is in full force and effect, and, with respect to the Company's obligations, no breach or default exists, nor has any event or condition occurred which would be reasonably likely to (with the giving of notice or the passage of time or both) constitute a breach or default, under any Lease. To the knowledge of the Company as of the date of this Agreement, the landlord under each Lease has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the timely completion of construction of the Leased Property and all improvements therein in a good and workmanlike manner and otherwise in accordance with the Lease.

    2.22  Owned and Leased Premises.

      (a) To the knowledge of the Company, each of the buildings, structures and premises owned or leased by the Company or any of the Company Subsidiaries is in reasonably good repair and operating condition.

      (b) To the knowledge of the Company, there are no pending or threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Owned Property, any Leased Property, or any portion thereof.

      (c) To the knowledge of the Company, there are no laws, ordinances or restrictions, nor any change contemplated therein, nor any judicial or administrative action, nor any action by adjacent landowners, nor natural or artificial conditions upon any Owned Property, nor any other facts or conditions which would be reasonably likely to, in the aggregate, have a Material Adverse Effect which have not been disclosed in the Company Disclosure Letter. The Company has not received any notice from any insurance company of any defects or inadequacies in any Owned Property or Leased Property or any part thereof which could materially and adversely affect the insurability of such Owned Property or Leased Property or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any Owned Property or Leased Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

      (d) There are no parties in possession of any portion of any Owned Property, whether as tenants, tenants at sufferance, trespassers or otherwise, except the Company or the Company Subsidiaries other than those tenants listed on Section 2.22(d) of the Company Disclosure Letter. For each party identified on Section 2.22(d) of the Company Disclosure Letter, the Company has set forth the name of the party, the date of the occupancy agreement entered into with such party and any amendment thereto, and the expiration date of such agreement.

      (e) To the knowledge of the Company, no improvements on or use of the Owned Properties violate in any material respect any restrictive covenants or easements affecting the Owned Properties. To the knowledge of the Company, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any government body which could require the owner of any Owned Property or the tenant of any Leased Property to make any expenditure in excess of $100,000 to modify or improve such Owned Property or Leased Property to bring it into compliance therewith.

      (f)  There are in existence no service, operating or management agreements or arrangements with respect to any Owned Property, except as described on Section 2.22(f) of the Company Disclosure Letter.

      (g) There is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Owned Property or Leased Property or any portion thereof, or, to the knowledge of the Company, any such action contemplated that would be reasonably likely to materially and adversely affect the Company's use or value of any of its Owned Property or Leased Property. There are no legal actions, suits or other legal or administrative proceedings pending or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, against third parties affecting any Owned Property or Leased Property.

      (h) With respect to every Lien relating to indebtedness for borrowed money encumbering any Owned Property and, to the knowledge of the Company, with respect to any other Lien, no default, event of default, or event which with the giving of notice or passage of time or both would be reasonably likely to constitute a default or event of default exists thereunder or under any instrument evidencing, securing or otherwise relating to the indebtedness secured thereby, and the Company has not been given notice by any holder of any such instrument of such a default, event of default or other event.

    2.23  Environmental Matters.

    Except as set forth in Section 2.23 of the Company Disclosure Letter:

      (a) The Company and the Company Subsidiaries are in compliance in all material respects with the applicable Environmental Laws (as defined below).

      (b) Section 2.23(b) of the Company Disclosure Letter accurately describes all of the Environmental Permits (as defined below) currently held by the Company and Company Subsidiaries relating to its business and, except as disclosed in Section2.23(b) of the Disclosure Letter, the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity (as defined below)of the Company and

  Company Subsidiaries relating to its business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company and Company Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. The Company is not aware of any circumstances existing that would reasonably be expected to result in any Environmental Permit being revoked or not being renewed upon submittal of the appropriate fees and a renewal application. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Company and Company Subsidiaries are bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the expiration of the Offer.

      (c) Neither the Company nor any of the Company Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of the Company Subsidiaries is not in material compliance with any Environmental Law, and neither the Company nor any of the Company Subsidiaries is aware of any fact or circumstance that may prevent or interfere with such compliance in the future.

      (d) There are no Environmental Claims (as defined below), including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law. The Company and Company Subsidiaries have transferred or released Hazardous Materials only to those disposal sites, landfills, disposal agents, waste haulers or recyclers of Hazardous Materials as set forth in Section 2.23(d) of the Company Disclosure Letter.

      (e) The Company and the Company Subsidiaries are not aware of any past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Material (as hereinafter defined), that would form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries have retained or assumed either contractually or by operation of law.

      (f)  Except in compliance with Environmental Laws in a manner that would not reasonably be expected to subject the Company and Company Subsidiaries to liability, no Hazardous Materials are present on any property currently owned, operated, occupied or controlled by the Company. Company Subsidiaries or were present on any other property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or Company Subsidiaries. To the knowledge of the Company, there are no underground storage tanks located on any property owned or leased by the Company or any of the Company Subsidiaries or as a consequence of the acts of the Company or any of the Company Subsidiaries. To the knowledge of Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned or leased by the Company or any of the Company Subsidiaries.

      (g) The Company and the Company Subsidiaries have conducted all Hazardous Material Activities (as defined below) relating to its business in compliance in all material respects with all applicable Environmental Laws. To the knowledge of the Company, the Hazardous Material Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner that had caused or would reasonably be expected to cause a material adverse health effect to any such person.

      (h) The Company and the Company Subsidiaries have delivered to Parent and Purchaser or made available for inspection by Parent and Purchaser and its agents, representatives and employees all records in the Company's and all Company's Subsidiaries' possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any property currently or previously owned, occupied, or controlled by the Company or any Company Subsidiary, conducted at the request of, or otherwise in the possession of the Company or any Company Subsidiary. The Company and all Company Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

      (i)  For purposes of this Agreement:

        (A) "Environmental Claim" means any claim, action, cause of action, proceeding, investigation or notice by any person or entity alleging potential liability (including but not limited to potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned or operated by the Company or any of the Company Subsidiaries, or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        (B) "Environmental Laws" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act of 1970, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended and in effect prior to Closing.

        (C) "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

        (D) "Hazardous Materials Activity" is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances.

        (E) "Environmental Permit" is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by the Company.

    2.24  Insurance.

    The Company maintains insurance as set forth on Section 2.24 of the Company Disclosure Letter. There is no material claim by the Company or any of the Company Subsidiaries pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the carrier. The Company is not aware of, and has not received notice under any such insurance policies of (i) a carrier's intention or threat to cancel or terminate any of such insurance policies or (ii) a carrier's intention or threat to materially increase the premiums due under any of such insurance policies.

    2.25  Product Liability and Recalls.

      (a) Except as disclosed in the Company Securities Filings filed prior to the date of this Agreement or Section 2.25 of the Company Disclosure Letter, there is no claim, pending or overtly threatened, against the Company or any Company Subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any Company Subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (b) Except as disclosed in the Company Securities Filings filed prior to the date of this Agreement or Section 2.25 of the Company Disclosure Letter, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company or any Company Subsidiaries, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (c) Except as disclosed in the Company Securities Filings prior to the date of this Agreement or Section 2.25 of the Company Disclosure Letter, each motor coach or other vehicle manufactured or sold by the Company: (i) complies with all applicable federal motor vehicle safety standards promulgated by the National Highway Traffic Safety Administration ("NHTSA"), (ii) is free of any "defect related to motor vehicle safety" within the meaning of the National Traffic and Motor Vehicle Safety Act and NHTSA regulations, (iii) complies with any applicable construction code requirements of the state into which the product was initially shipped for resale and (iv) complies with the road use laws of the various states except, in the case of clauses (i)-(iv) above, for any deviations or noncompliance which would not be reasonably likely to have a Material Adverse Effect.

    2.26  Customers.

    Section 2.26 of the Company Disclosure Letter sets forth a list of the Company's 10 largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the fiscal year ended December 31, 2000. Except as set forth in Section 2.26 of the Company Disclosure Letter, since March 31, 2001, there have not been any changes in the business relationships of the Company with any of the customers named therein that would constitute a Material Adverse Effect. Except as set forth in Section 2.26 of the Company Disclosure Letter, no customer of the Company accounted for more than 5% of the revenues of the Company and the Company Subsidiaries, taken as whole, for the fiscal year ended December 31, 2000.

    2.27  Interested Party Transactions.

    Except as set forth in Section 2.27 of the Company Disclosure Letter or in the Company Securities Filings filed prior to the date of this Agreement, since the date of the Company's Form 10-K/A filed April 27, 2001, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    2.28  Finders and Investment Bankers.

    Neither the Company nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions, or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with McDonald Investments Inc., the terms of which have been disclosed to Parent.

    2.29  Fairness Opinion.

    The Company's Board of Directors has received from the Financial Advisor a written opinion addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement to the effect that the consideration to be received by the shareholders of the Company pursuant to each of the Offer and the Merger is fair to the Company's shareholders from a financial point of view.

    2.30  Takeover Statutes.

    Assuming Parent and its "associates" and "affiliates" (as defined in Section 60.825 of the Oregon Code) collectively beneficially own and have beneficially owned at all times during the three-year period prior to the date hereof less than 15% of the Company Shares outstanding, Sections 60.825 - 60.845 of the Oregon Code is, and shall be, inapplicable to (i) the execution, delivery and performance of the Shareholder's Agreements and (ii) the acquisition of Common Shares pursuant to the Offer and the Merger.

    2.31  Full Disclosure.

    No statement contained in any certificate or schedule, including, without limitation, the Company Disclosure Letter, furnished or to be furnished by the Company or the Company Subsidiaries to Parent or Purchaser in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

    2.32  Rights Agreements.

    There are no "rights agreements", "poison pills" or similar defensive installments, arrangements or agreements that would prevent or interfere with the completion of the transactions contemplated by this Agreement.

    2.33  Absence of Certain Payments.

    None of the Company, any Company Subsidiaries or any of their respective affiliates, officers, directors, employees or agents or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, the Company Subsidiaries or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

Article III
Representations and Warranties of Parent and Purchaser

    Parent and Purchaser jointly and severally represent and warrant to the Company that:

    3.1  Organization and Good Standing.

    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

    3.2  Authorization; Binding Agreement.

    Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and the Retirement Agreement Amendments and to complete the transactions contemplated by it. The execution and delivery of this Agreement and the Retirement Amendment Agreements and the completion of the transactions contemplated hereby and thereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser, as appropriate, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement or the Retirement Amendment Agreements, or to complete the transactions contemplated hereby or thereby (other than the requisite approval by the sole shareholder of Purchaser of this Agreement and the Retirement Amendment Agreements and the Merger). This Agreement and the Retirement Amendment Agreements have been duly and validly executed and delivered by each of Parent and Purchaser and constitute the legal, valid and binding agreement of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with their terms, subject to the Enforceability Exceptions.

    3.3  Governmental Approvals.

    No Consent from or with any Governmental Authority on the part of Parent and Purchaser is required in connection with the execution or delivery by Parent or Purchaser of this Agreement or the completion by Parent and Purchaser of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of Oregon in accordance with the Oregon Code, (ii) filings with the SEC, (iii) any necessary filings under the HSR Act (iv) filings pursuant to the rules and regulations of Nasdaq or The New York Stock Exchange ("NYSE") and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

    3.4  No Violations.

    The execution and delivery of this Agreement, the completion of the transactions contemplated hereby and compliance by Parent or Purchaser with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation, as the case may be, and the Bylaws or other governing instruments of Parent and Purchaser, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent or any subsidiary of Parent, including Purchaser, is a party or by which any of them or any of their respective assets or property is subject, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Parent or any subsidiary of Parent, including Purchaser, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, violate any Law to which Parent or any subsidiary of Parent, including Purchaser, or its assets or properties are subject, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay completion of the Offer or the Merger, or otherwise materially and adversely affect the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

    3.5  Disclosure Documents.

    None of the information supplied by Parent, or Purchaser or their respective officers, directors, representatives, agents or employees (the "Parent Information") for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or first mailed to the Company's shareholders, at the time of the Company's shareholders' meeting, contain any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such shareholders' meeting which has become false or misleading. Neither the Schedule TO or the Offer Documents or any amendments thereof or supplements thereto nor any of the Parent Information provided specifically for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Offer Documents or the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Schedule TO and the Offer Documents will comply as to form in all material respects with the provisions of the Securities Exchange Act.

    3.6  Finders and Investment Bankers.

    Neither Parent, Purchaser nor any of their respective officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with Salomon Smith Barney.

    3.7  Financing Arrangements.

    Parent has funds available to it sufficient to enable the Purchaser to purchase the Common Shares in accordance with the terms of this Agreement and to pay all amounts due (or which will, as a result of the transactions contemplated hereby, become due) in respect of any indebtedness of the Company for money borrowed.

    3.8  No Prior Activities.

    Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and completion of this Agreement and the transactions contemplated hereby (including any financing in connection therewith), Purchaser has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

Article IV
Additional Covenants of the Company

    The Company covenants and agrees as follows:

    4.1  Conduct of Business of the Company and the Company Subsidiaries.

      (a) Except as set forth in Section 4.1 of the Company Disclosure letter, unless Parent shall otherwise consent in writing and except as expressly contemplated by this Agreement or in the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause the Company Subsidiaries to, use its or their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and the Company Subsidiaries with persons with whom the Company or the Company Subsidiaries do significant business and (ii) without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will:

        (A) amend or propose to amend its Articles of Incorporation or Bylaws (or similar organizational documents);

        (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company Subsidiaries, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of the Company Subsidiaries, except for the issuance of shares pursuant to the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms (and notwithstanding the first sentence of Section 1.1(b) or any other provision of this Agreement, and irrespective of whether or not Parent has in its discretion consented to any given issuance, grant, sale, pledge or disposition, to the extent that subsequent to the date of execution of this Agreement and prior to the Effective Date the Company's representations and warranties set forth in Section 2.2 hereof no longer reflect the actual capitalization of the Company, the Per Share Amount shall be decreased if and to the extent necessary to limit the total consideration that Parent would have paid had the representation been true);

        (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Company Subsidiary (except that in no case may the Company or a Company Subsidiary declare or pay any cross-border dividends), make or allow any Company Subsidiary to make any cross-border capital contributions, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

        (D) (a) create or incur any indebtedness for borrowed money or issue any debt securities, except pursuant to the Company's credit agreements, loan agreements and equipment leases as in effect on the date hereof, or (b) make any loans or advances, except in the ordinary course of business consistent with past practice;

        (E) (a) sell, pledge, dispose of or encumber any assets of the Company or any of Company Subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) pledges to secure debt permitted under paragraph (D), (iii) dispositions of obsolete or worthless assets, and (iv) sales of immaterial assets not in excess of $150,000 in the aggregate); (b) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (c) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $150,000; (d) assume, guarantee (other than guarantees of obligations of the Company Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for (except for repurchase obligations entered into in the ordinary course of business in connection with flooring arrangements), the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (e) voluntarily incur any material liability or obligation (absolute, contingent or otherwise) except in the ordinary course of business consistent with past practice;

        (F) increase in any manner the compensation of any of its officers or employees (other than, except with respect to employees who are executive officers or directors, in the ordinary course of business reasonably consistent with past practice) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of this Agreement and other than arrangements with new employees (other than employees who will be officers of the Company) hired in the ordinary course of business consistent with past practice and providing for compensation (other than equity-based compensation) and other benefits consistent with those provided for similarly situated employees of the Company as of the date hereof;

        (G) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company Subsidiary or the Company;

        (H) except as may be required as a result of a change in law or as required by the SEC, change any of the accounting principles or practices used by it;

        (I) make any tax election or settle or compromise any material disputed Tax liability;

        (J) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or other), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company contained in the Company Securities Filings filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice;

        (K) except to the extent necessary for the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in, and consistent with the provisions of, Section 4.9 hereof, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any Company Subsidiary is a party;

        (L) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any material Company Intellectual Property Rights, other than non-exclusive licenses, distribution agreements or other similar agreements entered into in the ordinary course of business and consistent with past practice;

        (M) enter into any new Company Material Contract or Lease; modify, amend or terminate any existing Company Material Contract or Lease; exercise any rights or options under any Lease (including, without limitation, rights or options to extend the terms thereof or to expand or purchase any of the premises thereunder); waive any term or condition of any Lease or any Company Material Contract or grant any consents thereunder; grant or otherwise create or consent to the creation of any lien, easement, covenant, restriction, assessment or charge affecting any Owned Property or Leased Property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any Owned Property or Leased Property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

        (N) other than actions permitted under this Agreement, including but not limited to Section 4.9 hereof, take any action that the Company knows at the time of taking such action would likely result in any of the conditions to the Offer set forth in Annex I not to be satisfied; or

        (O) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect at or prior to the Effective Time.

      (b) The Company shall, and the Company shall cause each of the Company Subsidiaries to, comply with all Laws and Company Material Contracts applicable to it or any of its properties, assets or business and to maintain in full force and effect all the Company Permits necessary for such business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect.

    4.2  Termination of Certain Company Plans.

    The Company and all Company Subsidiaries agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements (other than (i) the individual retirement agreements, as amended, between the Company and Mathew M. Perlot and the Company and Curt Lawler (the amendments to which are executed as of even date herewith, (ii) the individual change of control agreements between the Company and William L. Rich, the Company and Steven D. Bettis, and the Company and L. Michael Cary, and (iii) the plan established by the Board of Directors of the Company for certain key employees as described in Section 2.15(a) of the Company Disclosure Letter), no later than the business day prior to the Effective Date unless Parent provides written notice to Company that any such plans, programs or arrangements shall not be terminated. Furthermore, the Company and all Company Subsidiaries agree to take corporate action to terminate any and all plans intended to include a Code Section 401(k) arrangement no later than the business day prior to the day the Company becomes a member of the Parent's controlled group of corporations, as defined in Section 1563(a) of the Code (the "Controlled Group Date") unless Parent provides written notice to Company that any such 401(k) plans shall not be terminated. The Company acknowledges that the Controlled Group Date may be prior to the Effective Time and that it is the Company's sole responsibility to ensure that corporate action is taken to terminate any and all 401(k) plans at least one business day prior to the Controlled Group Date. Unless Parent provides written notice to the Company instructing the Company not to terminate its group severance, separation or salary continuation plans, programs or arrangements and/or 401(k) plans, the Company shall provide Parent with evidence that such plans, programs or arrangements have been terminated pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to review and prior approval of Parent. The Company also shall take such other actions in furtherance of terminating such plans, programs or arrangements as Parent may reasonably require.

    4.3  Notification of Certain Matters.

    The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, Nasdaq or any other securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely (A) to have a Material Adverse Effect or (B) to cause any condition set forth in Annex I hereto to be unsatisfied in any material respect at any time prior to the completion of the Offer; (iv) the commencement or threat of any Litigation involving or affecting the Company or any of the Company Subsidiaries, or any of their respective properties or assets, or, to the Company's knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of the Company Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Offer or the Merger; (v) receipt of a notice of assessment for Taxes; or (vi) receipt of any notice of the occurrence of any breach or default or of any event or condition that could, with the giving of notice or the passage of time, or both, constitute a breach or default under any Company Material Contract or Lease.

    4.4  Access and Information.

      (a) Between the date of this Agreement and the Effective Time, and without intending by this Section 4.4 to limit any of the other obligations of the parties under this Agreement, the Company will give, and shall direct its accountants and legal counsel to give, Parent and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of the Company, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries and will furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Parent may from time to time reasonably request in connection with such transactions and (b) a copy of each material report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of applicable securities laws, or Nasdaq.

      (b) Without limiting the generality of the foregoing, Parent and/or its agents, contractors and representatives shall have the right to enter upon the Owned Properties and Leased Properties during normal business hours to review any and all of Company's books and records regarding the Owned Properties and Leased Properties and to make any inspections, evaluations, surveys or tests which Parent may deem necessary or appropriate, including, without limitation, engineering studies, seismic tests, environmental studies (including, without limitation, surface and subsurface tests, borings and samplings) and surveys of the Owned Properties and Leased Properties and such feasibility studies as Parent deems necessary or appropriate and to investigate all matters relating to zoning, use and compliance with other applicable laws regarding the use and occupancy of the Owned Properties and Leased Properties; provided, however, that Parent shall not unreasonably interfere with the operations of the Company or the Company Subsidiaries. Company shall cooperate reasonably with Parent in completing such inspections and evaluations. Parent's exercise of its right to inspect the Owned Properties and Leased Properties, or Parent's election not to inspect any Owned Property or Leased Property, shall in no way be interpreted as a waiver of any of Parent's rights or remedies contained in this Agreement, including, without limitation, Parent's right to rely on Company's representations and warranties made herein.

    4.5  Shareholder Approval.

    As soon as practicable following the completion of the Offer, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the Company Proposals and for such other purposes as may be necessary or desirable in connection with effecting the transactions contemplated hereby, if such meeting is required. Except as otherwise contemplated by this Agreement, the Board of Directors of the Company will recommend to the shareholders of the Company that they approve the Company Proposals.

    4.6  Reasonable Best Efforts.

    Subject to the terms and conditions herein provided, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated thereby and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

    4.7  Public Announcements.

    So long as this Agreement is in effect, the Company shall not, and shall use reasonable best efforts to cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated hereby without the consent of Parent (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, Nasdaq, in which case the Company, prior to making such announcement, will consult with Parent regarding the same.

    4.8  Compliance.

    In consummating the transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and cause the Company Subsidiaries to comply or to be in compliance, in all material respects, with, all other applicable Laws.

    4.9  No Solicitation.

      (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of the Company Subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any Company Subsidiaries that if completed would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a "Company Takeover Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Company Takeover Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent (the "Confidentiality Agreement") or (ii) subject to compliance with the other terms of this Section 4.9, considering and negotiating a bona fide Company Takeover Proposal that is a Superior Proposal not solicited in violation of this Agreement. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all the assets of the Company (other than a de minimis amount of assets not material to the conduct of the Company's business), on terms which the Board of Directors of the Company reasonably believes (after due consultation with a financial advisor of nationally recognized reputation, which may be the Financial Advisor) to be more favorable from a financial point of view to its shareholders than the Offer and the Merger taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of this Agreement proposed by Parent and Purchaser. "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Company Subsidiaries and securities of the entity surviving any merger or business combination including any of the Company Subsidiaries) of the Company or any Company Subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 4.9 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a proposed Company Takeover Proposal, refer the third party making such Company Takeover Proposal to this Section 4.9 and Section 8.7 and make a copy of this Section 4.9 and Section 8.7 available to third party.

      (b) The Company shall immediately notify Parent and Purchaser after receipt of any Company Takeover Proposal, or any modification of or amendment to any Company Takeover Proposal, or any request for nonpublic information relating to the Company or any of the Company Subsidiaries in connection with a Company Takeover Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, a Company Takeover Proposal. Such notice to Parent and Purchaser shall be made orally and in writing, and shall indicate the identity of the person making the Company Takeover Proposal or intending to make the Company Takeover Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Company Takeover Proposal or modification or amendment to a Company Takeover Proposal, and whether the Company is providing or intends to provide the person making the Company Takeover Proposal with access to information concerning the Company as provided in Section 4.9(a). The Company shall also immediately notify Parent and Purchaser, orally and in writing, if it enters into negotiations concerning any Company Takeover Proposal.

      (c) Except as set forth in this Section 4.9, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer or the Company Proposals, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, after due consultation with outside legal counsel, that the failure to do so constitutes a breach of its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Company Proposals, but only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal and, in the case of any previously received Superior Proposal that has been materially modified or amended, such modification or amendment and specifying the material terms and conditions of such Superior Proposal, modification or amendment.

      (d) Nothing contained in this Section 4.9 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, failure so to disclose could be determined to be a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.9(c) , withdraw or modify, or indicate publicly its intention to withdraw or modify, its position with respect to the Offer or the Company Proposals or approve or recommend, or indicate publicly its intention to approve or recommend, a Company Takeover Proposal.

      (e) The Company shall advise its officers and directors and any investment banker or attorney retained by the Company in connection with the transactions contemplated by this Agreement of the restrictions set forth in this Section 4.9.

    4.10  SEC and Shareholder Filings.

    The Company shall send to Parent a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

    4.11  Takeover Statutes.

    If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Sections 60.825 - 60.845 of the Oregon Code, is or may become applicable to the Offer or the Merger, the Company will use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Company Proposals may be completed as promptly as practicable on the terms contemplated hereby and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

    4.12  Company Options.

    Prior to the completion of the Offer, the Company shall (i) take all action necessary in order to effect the provisions of Section 1.9 relating to Company Options and (ii) pursuant to Section 13(b)(iii) of the 1994 Plan, provide for, and communicate to all holders of Company Options the existence of, a period of at least 30 days which shall have commenced during the period of the Offer and which shall end at the Closing of the Merger, during which all Company options shall be exercisable, and at the termination of which all unexercised Company Options shall terminate and be converted into the right to receive the cash payment described in Section 1.9.

Article V
Additional Covenants of Purchaser and Parent

    Parent and Purchaser covenant and agree as follows:

    5.1  Further Assurance.

    Subject to the terms and conditions herein provided, Parent and Purchaser agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated thereby and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Parent and Purchaser agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

    5.2  Public Announcements.

    So long as this Agreement is in effect, Parent and Purchaser shall not, and shall use reasonable best efforts to cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated hereby without the consent of the Company (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, any stock exchange on which shares of Parent's capital stock are listed, or other applicable securities exchange, in which case Parent, prior to making such announcement, will consult with the Company regarding the same.

    5.3  Compliance.

    In consummating the transactions contemplated hereby, Parent and Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and cause their subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

    5.4  Employee Benefit Plans.

      (a) As of the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities with respect to the Employee Plans. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Employee Plan after the Effective Time, and any Employee Plan may be amended or terminated in accordance with its terms and applicable Law. To the extent that any Employee Plan is terminated or amended after the Effective Date so as to eliminate the future benefits that are being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a Parent Benefit Plan ("Parent Benefit Plan"), to the extent similarly situated employees of the Parent participate in such Parent Benefit Plan, in accordance with the eligibility criteria thereof, provided that (i) such participant shall receive full credit for years of service with the Company or any of the Company Subsidiaries prior to the Effective Time for all purposes for which such service was recognized under the applicable Employee Plan (other than for sabbatical benefits and for benefit accrual purposes under any defined benefit pension plan), including, but not limited to, recognition of service for eligibility, vesting (including acceleration thereof pursuant to the terms of the applicable Employee Plan), and entitlement to commence benefits, provided, however, that no service credit for benefit accrual purposes shall be provided in any circumstance that would result in duplicative accrual of benefits, and provided, further, that relevant insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to Parent, provided, however, that Parent shall use its best efforts to ensure that the Company's employees who become Parent's employees as of the Closing Date shall be given the opportunity to participate in Parent's 401(k) plan, subject to the terms and conditions of such plan, within thirty (30) days after the Closing Date, (ii) Parent shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Employee Plans) and eligibility waiting periods under any group health plans to be waived with respect to such participant and his or her eligible dependents, provided, however, that the relevant insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to Parent, and (iii) Parent shall cause the Parent Benefit Plans that are group welfare plans to provide such participant with credit towards any applicable deductibles, co-payments and similar exclusions for expenses incurred prior to the Effective Time, provided, however, that the relevant insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to Parent.

      (b) The provisions of this Section 5.4 are not intended to and do not create rights of third party beneficiaries.

    5.5  Indemnification.

      (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors (the "Indemnified Parties") of the Company and of the Company Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to Oregon law, the Company's Restated Articles of Incorporation and Restated Bylaws, as each is in effect on the date of this Agreement, for acts and omissions (x) arising out of or pertaining to the transactions contemplated by this Agreement or arising out of the Offer Documents or (y) otherwise with respect to any acts or omissions occurring or arising at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as set forth in Section 60.397 of the Oregon Code.

      (b) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than 6 years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring or arising at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

      (c) This Section 5.5 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this Section 5.5, which guaranty is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the bankruptcy or insolvency of the Surviving Corporation or any other person. The Indemnified Parties shall be intended third-party beneficiaries of this Section 5.5.

    5.6  Voting of Common Shares.

    At any meeting of the Company's shareholders held for the purpose of voting upon the Company Proposals, all of the Common Shares then owned by Parent, Purchaser or any other subsidiaries of Parent shall be voted in favor of the Company Proposals.

    5.7  Guarantee of Parent.

    Parent hereby guarantees the payment by Purchaser of the Per Share Amount and any other amounts payable by Purchaser pursuant to this Agreement and will cause Purchaser to perform all of its other obligations under this Agreement in accordance with their terms.

Article VI
Merger Conditions

    The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

    6.1  Offer.

    The Offer shall have been completed; provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

    6.2  Shareholder Approval.

    If required, the Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of the Company in accordance with the Oregon Code.

    6.3  No Injunction or Action.

    No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the completion of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Parent shall use all reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

    6.4  Governmental Approvals.

    All Consents of any Governmental Authority required for the completion of the Merger and the transactions contemplated by this Agreement shall have been obtained, except for those Consents the failure to obtain which will not have a Material Adverse Effect.

    6.5  Termination of Company Options.

    All Company Options shall have been cancelled or terminated as provided in Section 4.12 and the Company shall have paid no separate consideration in connection with any such cancellation or termination.

Article VII
Termination and Abandonment

    7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company described herein:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

      (c) by Parent if:

           (i) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company (but not later than the expiration of the 20 business day period provided for the Offer under Section 1.1(b) hereof);

          (ii) any representation or warranty of the Company shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (iii) any representation or warranty of the Company shall cease to be true and correct at any later date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under this Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that such representation or warranty is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company (but not later than the expiration of the 20 business day period provided for the Offer under Section 1.1(b) hereof); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to Parent if Purchaser or any other affiliate of Parent shall acquire shares of Common Shares pursuant to the Offer;

      (d) by Parent if, whether or not permitted to do so by this Agreement, (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or any of the

  Company Proposals; (ii) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the shareholders of the Company any Company Takeover Proposal or Alternative Transaction; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended that the shareholders of the Company tender their Common Shares in any tender or exchange offer that is an Alternative Transaction; (iv) the Board of Directors of the Company or any committee thereof shall have taken any position or made any disclosures to the Company's shareholders permitted pursuant to Section 4.9 which has the effect of any of the foregoing; (v) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

      (e) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in Annex I hereto, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Common Shares pursuant to the Offer, provided that if the failure to satisfy any conditions set forth in Annex I shall be a basis for termination of this Agreement under any other clause of this Section 7.1, a termination pursuant to this clause (e) shall be deemed a termination under such other clause;

      (f)  by either Parent or the Company if the Offer shall not have been completed on or before August 31, 2001, provided that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be completed by such time;

      (g) by the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to Parent; or

      (h) by the Company in order to accept a Superior Proposal by a third party, provided (i) the Company has given Parent five business days advance notice of the Company's intention to accept such Superior Proposal, (ii) the Company shall in fact accept such third party Superior Proposal, (iii) the Company shall have paid the fee and expenses contemplated by Section 8.7 hereof, and (iv) the Company shall have complied in all respects with the provisions of Section 4.9.

    The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.5 hereof.

    7.2  Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Offer or the Merger pursuant to this Article VII, this Agreement (other than Sections 7.2, 8.1, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.14, 8.15, 8.16 and 8.17 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use all reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

Article VIII
Miscellaneous

    8.1  Confidentiality.  That certain letter agreement dated March 21, 2001 by and between Parent and McDonald Investments Inc., individually and as agent for the Company, concerning the confidentiality of information supplied by the Company to Parent, shall remain in full force and effect according to its terms, other than as may be necessary or appropriate to perform in accordance with this Agreement and to complete.

    8.2  Amendment and Modification.

    This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Purchaser.

    8.3  Waiver of Compliance; Consents.  Any failure of the Company on the one hand, or Parent and Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

    8.4  Survival.  The respective representations, warranties, covenants and agreements of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Sections 1.7, 1.8, 1.9, 1.14, 5.4, 5.5, 5.7, 8.7 and 8.8 hereof and this Section 8.4, which shall survive beyond the Effective Time.

    8.5  Notices.

    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (i)
  if to the Company, to:

    SMC CORPORATION
    20545 Murray Road
    Bend, Oregon 97708
    Attention: Mathew M. Perlot
    Telecopy: (541) 317-3698
    Confirm: (541) 389-1144

  with a copy to:

    Stoel Rives LLP
    900 S.W. Fifth Avenue
    Suite 1700
    Portland, Oregon 97204-1268
    Attention: Robert J. Moorman
    Telecopy: (503) 220-2480
    Confirm: (503) 224-3380

  and a copy to:

    Ball Janik LLP
    101 S.W. Main Street
    Suite 1100
    Portland, Oregon 97204

    Attention: Robert S. Ball
    Telecopy: (503) 295-1058
    Confirm: (503) 228-2525

  (ii)
  if to Parent or Purchaser, to:

    Monaco Coach Corporation
    91320 Industrial Way
    Coburg, Oregon 97408
    Attention: John W. Nepute
    Telecopy: (541) 302-3800
    Confirm: (541) 686-8011

  with a copy to:

    Wilson Sonsini Goodrich & Rosati P.C.
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Henry P. Massey, Jr.
    Telecopy: (650) 493-6811
    Confirm: (650) 493-9300

    8.6  Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the Company, in the case of a proposed assignment by Parent or Purchaser, or by Parent, in the case of a proposed assignment by the Company.

    8.7  Fees and Expenses.

      (a) Except as provided in Section 8.7(b) or 8.7(c) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

      (b) The Company agrees that if this Agreement is terminated pursuant to

           (i) Section 7.1(d);

          (ii) Section 7.1(h); or

          (iii) Section 7.1(e) or 7.1(f) and, with respect to this clause (iii), (A) at the time of such termination, there shall be outstanding a clearly expressed Company Takeover Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any third party of a clearly expressed intention to make an Company Takeover Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) and (B) an Alternative Transaction shall be publicly announced by the Company or any third party within 12 months following the date of such termination and such transaction shall at any time thereafter be completed on substantially the terms theretofore announced;

    then the Company shall pay to Parent the sum of $850,349 less any amounts paid to Parent under Section 8.7(c). Any payment required by this Section 8.7(b) shall be made as promptly as practicable but in no event later than two business days following termination of this Agreement in the case of clause (i) above, upon termination of this Agreement in the case of clause (ii) above and, in the case of clause (iii) above, upon completion of such Company Takeover Proposal, and shall be made by wire transfer of immediately available funds to an account designated by Parent.

      (c) The Company further agrees that if this Agreement is terminated pursuant to Section 7.1(c)(i), 7.1(c)(ii), 7.1(e) or 7.1(f) (and, in the case of Section 7.1(e) or 7.1(f), only when (A) there is a failure of a condition set forth in paragraph (g) of Annex I with respect to representations and warranties made as of the date of this Agreement, or (B) there is a failure under the conditions set forth in paragraphs (h) or (j) of Annex I) hereof, the Company will pay to Parent, as promptly as practicable but in no event later than two business days following termination of this Agreement, the amount of all documented and reasonable costs and expenses incurred by Parent, Purchaser and their affiliates (including but not limited to fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) in an aggregate amount not to exceed $250,000 in connection with this Agreement or the transactions contemplated hereby ("Parent Expenses").

    8.8  Governing Law.

    This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of Oregon, exclusive of choice of law provisions.

    8.9  Counterparts.

    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.10  Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

    8.11  Entire Agreement.  This Agreement and the documents or instruments referred to herein including, but not limited to, the Annex(es) attached hereto and the Company Disclosure Letter referred to herein, which Annex(es) and Company Disclosure Letter are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter. Notwithstanding the foregoing provisions of this Section 8.11, the Confidentiality Agreement shall remain in effect in accordance with its terms.

    8.12  Severability.  Parent and the Company agree that the payments to Parent provided in Section 8.7 are fair and reasonable in the circumstances, considering not only the consideration payable to the holders of Common Shares in the Offer and the Merger but also the outstanding funded indebtedness (including capital leases) of the Company and the Company Subsidiaries and Parent's anticipated costs, including lost opportunity costs, if the Offer and Merger are not completed. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of such payments exceed the maximum amount permitted by law, then the amount of such payments shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

    8.13  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

    8.14  Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Section 5.5 hereof are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties.

    8.15  Disclosure Letter.  Parent acknowledges that the Company Disclosure Letter (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in its entirety by reference to specific provisions of this Agreement, (iii) is not intended to constitute and shall not be construed as indicating that any such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, except to the extent required by this Agreement.

    8.16  Jurisdiction.  Each of the parties hereto submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the City of Portland, Oregon with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

    8.17  Waiver of Jury Trial.  Parent, Purchaser and the Company hereby irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this agreement or any of the transactions contemplated hereby.

[Signature Page Follows]

    IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

MONACO COACH CORPORATION
By:	/s/ KAY L. TOOLSON

	Name:	Kay L. Toolson

	Title:	Chairman and CEO

SALMON ACQUISITION, INC.
By:	/s/ JOHN W. NEPUTE

	Name:	John W. Nepute

	Title:	President

SMC CORPORATION
By:	/s/ MATHEW M. PERLOT

	Name:	Mathew M. Perlot
	Title:	Chairman of the Board

Glossary of Defined Terms

Term	Section Where Defined
"2001 Balance Sheet"	2.10
"affiliate"	8.10
"Agreement"	the recitals
"Alternative Transaction"	4.9(a)
"arranger liability"	2.23(b)
"Articles of Merger"	1.4
"Closing"	1.5
"COBRA"	2.15(a)
"Code"	2.15(a)
"Company Option"	1.9(a)
"Common Shares"	the recitals
"Company"	the recitals
"Company Acquisition Agreement"	4.9(c)
"Company Disclosure Letter"	Article II
"Company Financial Statements"	2.8
"Company Intellectual Property Rights"	2.17(b)
"Company Material Contracts"	2.14
"Company Permits"	2.12
"Company Proposals"	1.13(a)
"Company Securities Filings"	2.7
"Company Subsidiaries"	2.1
"Company Takeover Proposal"	4.9(a)
"Confidentiality Agreement"	4.9(a)
"Consent"	2.5
"Controlled Group Date"	4.3
"D&O Insurance"	5.5(b)
"disqualified person"	2.15(b)
"Dissenting Shares"	1.7(a)
"Effective Time"	1.5
"Employee Plans"	2.15(a)
"Enforceability Exceptions"	2.4
"Environmental Claim"	2.23(i)(A)
"Environmental Laws"	2.23(ii)(B)
"ERISA"	2.15(a)
"ERISA Affiliate"	2.15(a)
"excess parachute payment"	2.16(c)
"Exchange Agent"	1.8(a)
"Fairness Opinion"	1.2(a)
"Financial Advisor"	1.2(a)
"Governmental Authority"	2.5
"Hazardous Material"	2.23(i)(C)
"HSR Act"	2.5
"Indemnified Parties"	5.5(a)
"Independent Directors"	1.3
"IRS"	2.15(b)
"ISO"	2.15(c)
"Law"	2.6

"leased employee"	2.15(b)
"Leased Property"	2.21(b)
"Liens"	2.21(a)
"Litigation"	2.13
"Material Adverse Effect"	1.17(a)
"Merger"	the recitals
"Minimum Condition"	the introductory paragraph of Annex I
"multi-employer plan"	2.15(b)
"Nasdaq"	2.5
"Noncompetition Agreements"	the recitals
"NHTSA"	2.25(c)
"NYSE"	3.3
"Offer"	the recitals
"Offer Documents"	1.1(c)
"Offer to Purchase"	1.1(c)
"Oregon Code"	1.4
"Owned Properties"	2.21(a)
"Parent"	the recitals
"Parent Benefit Plan"	5.4(a)
"Parent Expenses"	8.7(c)
"Parent Information"	3.5
"party in interest"	2.15(b)
"Per Share Amount"	the recitals
"person"	8.10
"Preferred Shares"	2.2
"Proxy Statement"	1.13(a)
"Purchaser"	the recitals
"SEC"	1.1(b)
"Securities Act"	2.7
"Securities Exchange Act"	1.1(a)
"Schedule TO"	1.1(c)
"Schedule 14D-9"	1.2(b)
"Significant Shareholders"	the recitals
"Shareholder Agreements"	the recitals
"subsidiary"	8.10
"Superior Proposal"	4.8(a)
"Surviving Corporation"	1.4
"Surviving Corporation Common Stock"	1.6(c)
"Takeover Statute"	4.11
"Tax"	2.16(b)
"Tax Return"	2.16(b)
"Third Party"	4.9(a)

Annex I

    Conditions to the Offer.  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act (relating to Purchaser's obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Common Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Common Shares not then paid for if (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Common Shares which represents at least 51% of the total number of issued and outstanding Common Shares after accounting for any outstanding options that are exercisable prior to the Effective Time, shall not each have been satisfied (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the time of payment for any Common Shares (whether or not any Common Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

      (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or completion of the Offer or the completion of the Merger, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote Common Shares purchased by Purchaser pursuant to the Offer or the Merger on all matters properly presented to the shareholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

      (b) there shall have been instituted, pending or threatened an action by a Governmental Authority seeking to restrain or prohibit the making or completion of the Offer or completion of the Merger, or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

      (c) the Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

      (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Common Shares on Nasdaq (other than any coordinated trading halt as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

      (e) Parent and the Company shall have agreed that Purchaser shall amend the Offer, terminate the Offer or postpone the payment for Common Shares pursuant to the Offer; or

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      (f)  any of the representations and warranties made by the Company in this Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct prior to the Closing (other than representations and warranties made as of a specified date) (in each case without, for this purpose, giving effect to qualifications of materiality contained in such representation and warranties), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement in all material respects; provided, however, that such breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company; provided, further that no such 5-day cure period shall require extension of the Offer beyond the 20 business days provided under Section 1.1(b) of the Agreement; or

      (g) Parent shall not have received an officer's certificate from the Company, executed by the Company's Chairman of the Board and by the Company's Chief Executive Officer, dated as of the expiration date of the Offer, certifying that all of the representations and warranties made by the Company in this Agreement were true and correct when made and continue to be true and correct as of the date of such certificate (other than representations and warranties made as of a specified date, as to which shall be certified that such representations and warranties were true and correct as of such date) (in each case without, for this purpose, giving effect to qualifications of materiality contained in such representation and warranties), and that the Company has performed each obligation and agreement and complied with each covenant to be performed and complied with under this Agreement in all material respects; or

      (h) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Company Takeover Proposal or shall have resolved to do any of the foregoing; or

      (i)  any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

      (j)  any Significant Shareholder shall have materially breached any representation or warranty, or materially failed to perform or announced any intention to materially fail to perform any material agreement or covenant, of such Significant Shareholder under a Shareholder's Agreement.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    If the Offer is terminated pursuant to the foregoing provisions, all tendered Common Shares not accepted for payment shall be promptly returned to the tendering shareholders.

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QuickLinks

  Exhibit (2)(a)
Article I Tender Offer and Merger
Article II Representations and Warranties of the Company
Article III Representations and Warranties of Parent and Purchaser
Article IV Additional Covenants of the Company
Article V Additional Covenants of Purchaser and Parent
Article VI Merger Conditions
Article VII Termination and Abandonment
Article VIII Miscellaneous
Glossary of Defined Terms
Annex I